Exhibit T3B.45

AGREEMENT OF LIMITED PARTNERSHIP

OF

METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP

This AGREEMENT OF LIMITED PARTNERSHIP OF METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP (the “Agreement”) is made and entered into effective as of June 30, 1998, by and among the Partners (as defined below).

WHEREAS, the Partners desire to establish a separate entity to obtain and market air time and advertising time, in order to, among other things, more effectively account for the separate activities of the Partnership and its affiliates and to manage the contract procurement, accounting, cash flow and flow of value of the entities; and

WHEREAS, after consultation with and advice from legal counsel for the entities, the entities determined that future operations are protected from catastrophic liability more effectively through the segregation of broadcasting and marketing activities into separate legal entities.

NOW, THEREFORE, in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote more than 25% of shares or the equivalent having the power to vote in the election of directors, managers, or Persons performing similar functions, and (b) with respect to any other entity, the ability to direct its business and affairs.

“Agreement” has the meaning given that term in the introductory paragraph hereof.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which banks in the State of Delaware are closed.

“Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

“Certificate” means the certificate of limited partnership of the Partnership, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, or the acts thereof.

“General Partner” means any person executing this Agreement as of the date of this Agreement as a general partner or hereafter admitted to the Partnership as a general partner as provided in this Agreement, but does not include any Person who has ceased to be a general partner in the Partnership.

“Limited Partner” means any person executing this Agreement as of the date of this Agreement as a limited partner or hereafter admitted to the Partnership as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a limited partner in the Partnership.

“Managing General Partner” means Metro Networks Communications, Inc., a Maryland corporation, or any other General Partner designated as Managing General Partner, from time to time, as provided in this Agreement.

“Partner” means any General Partner or Limited Partner.

“Partnership” has the meaning given that term in Section 2.01.

“Partnership Interest” means the interest of a Partner in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Person” means any natural or juridical person, including any entity (corporation, trust, partnership, limited liability company, business trust, association, etc.), whether foreign or domestic.

“Sharing Ratio” means with respect to any Partner executing this Agreement as of the date of this Agreement, the percentage interest set forth opposite such Partner’s name on Exhibit A hereto.

1.02 Other Definitions. Other terms defined herein have the meanings so given them.

1.03 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.01 Formation. Effective as of the acceptance of the Certificate of Limited Partnership by the Delaware Secretary of State, the Persons executing this Agreement formed a Delaware limited partnership (the “Partnership”) for the purposes set forth in this Agreement.

2.02 Name. The name of the Partnership is Metro Networks Communications, Limited Partnership, and all Partnership business must be conducted in that name or such other names that comply with applicable law as the Managing General Partner may select from time to time.

2.03 Registered Office; Registered Agent; Other Offices. The registered office of the Partnership in the State of Delaware shall be at such place as the Managing General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the Managing General Partner may designate from time to time. The Partnership may have such other offices as the Managing General Partner may designate from time to time.

2.04 Purposes. The purposes of the Partnership are to provide management and administrative services and to engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes (including, without limitation, obtaining financing therefor) and to conduct any other business that is not forbidden by the law of the jurisdiction in which the Partnership engages in such business.

2.05 Separate Business. The Partnership shall keep its business and affairs and all of its property and operations separate and distinct from the business, affairs, assets and operations of the Partners and of any other person or entity in which any of them may be or become interested.

2.06 Certificate; Foreign Qualification. The Managing General Partner has executed and caused to be filed with the Secretary of State of the State of Delaware a certificate containing information required by the Act and such other information as the Managing General Partner has deemed appropriate. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the Managing General Partner shall cause the Partnership to comply, to the extent required by law and to the extent that those matters are reasonably within the control of the Managing General

Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction, under such name, assumed name or other name that it desires. At the request of the Managing General Partner, each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Partnership as a limited partnership under the law of the State of Delaware and to quality, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the Managing General Partner may use the power of attorney described in Section 6.05.

2.07 Term. The existence of the Partnership as a limited partnership shall commence on the date the Certificate is filed in the office of the Secretary of State of Delaware in accordance with the Act, or such other office as is appropriate under applicable state law, and shall continue until the winding up and liquidation of the Partnership and its business and affairs following a liquidating event, as provided in Article VIII hereof.

2.08 Merger or Consolidation. The Partnership may merge or consolidate with or into another limited partnership or other Person, or enter into an agreement to do so, only with the consent of all of the Partners.

ARTICLE III

PARTNERS; REPRESENTATIVES; DISPOSITIONS OF INTERESTS

3.01 Initial Partners. The initial general partners and limited partners of the Partnership are the Persons executing this Agreement as of the date of this Agreement as general partners and limited partners, respectively, each of which is admitted to the Partnership as a general partner or a limited partner, as the case may be, effective with the commencement of the Partnership.

3.02 Representations and Warranties. Each Partner represents and warrants to the Partnership and each other Partner that (a) if that Partner is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein), (b) if that Partner is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a) or (b), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof, (c) that Partner has full corporate, partnership, trust, or other applicable power and authority to enter into this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Partner have been duly taken, (d) that Partner has duly executed and delivered this Agreement, and (e) that Partner’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that Partner is a party or by which it is bound.

3.03 No Dispositions of Interests. Partnership Interests may not be Disposed of, and any purported Disposition of Partnership Interest shall be null and void, and shall have no legal effect. The Partners and the Partnership shall not be required to recognize any Disposition not effected in accordance with the terms hereof.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01 Initial Contributions. Prior to or contemporaneously with the commencement of business by the Partnership, each Partner will have made the initial Capital Contributions described for that Partner in Exhibit A.

4.02 Subsequent Contributions. Without creating any rights in favor of any third party, each Partner shall contribute to the Partnership, in cash, from time to time, that Partner’s Sharing Ratio of all monies that in the judgment of the Managing General Partner are necessary to enable the Partnership to cause the assets of the Partnership to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities. The Managing General Partner shall notify each Partner of the need for Capital Contributions pursuant to this Section 4.02 when appropriate, which notice must include a statement in reasonable detail of the proposed uses of the Capital Contributions and a date (which date may be no earlier than the fifth Business Day following each Partner’s receipt of its notice) before which the Capital Contributions must be made. Notices of Capital Contributions must be made to all Partners in accordance with their Sharing Ratios.

4.03 Return of Contributions. A Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

4.04 Capital Accounts. A capital account shall be established and maintained for each Partner. Each Partner’s capital account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume to take subject to under section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. § 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Partner by the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such

Partner is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Partner of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in b(iii) above and loss or deduction described in Treas. Reg. § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Partners’ capital accounts shall also be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. §1.704-1(b)(2)(iv)(g). A partner who has more that one interest in the Partnership shall have a single capital account that reflects all such interests, regardless of the class of interests owned by such Partner and regardless of the time or manner in which such interests were acquired. Upon the transfer of all or part of an interest in the Partnership, the capital account of the transferor that is attributable to the transferred interest in the Partnership shall carry over to the transferee Partner in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(l).

ARTICLE V

ALLOCATION AND DISTRIBUTIONS

5.01 Allocations. Except as may be required by section 704(c) of the Code and Treas. Reg. § 1.704-1(b)(2)(iv)(f)(4), all items of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Sharing Ratios.

5.02 Distributions. (a) From time to time prior to commencement of liquidation under Section 8.02, the Managing General Partner shall determine in its reasonable judgment to what extent (if any) the Partnership’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the Managing General Partner shall cause the Partnership to distribute to the Partners, in accordance with their Sharing Ratios, an amount in cash equal to that excess.

(b) From time to time the Managing General Partner also may cause property of the Partnership other than cash to be distributed to the Partners, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations.

ARTICLE VI

MANAGEMENT AND OPERATION

6.01 Management of Partnership Affairs. (a) Except for situations in which the approval of other Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the Managing General Partner shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. The Managing General Partner may make all decisions and take all actions for the Partnership not otherwise provided for in this Agreement, including, without limitation, the following:

(i) entering into, making, and performing contracts, agreements, and other undertakings binding the Partnership that may be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership and making all decisions and waivers thereunder;

(ii) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iii) maintaining the assets of the Partnership in good order;

(iv) collecting sums due the Partnership;

(v) to the extent that funds of the Partnership are available therefor, paying debts and obligations of the Partnership;

(vi) acquiring, utilizing for Partnership purposes, and Disposing of any asset of the Partnership;

(vii) borrowing money or otherwise committing the credit of the Partnership for Partnership activities, for activities of the Partnership’s Affiliates and voluntary prepayments or extensions of debt;

(viii) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(ix) obtaining insurance for the Partnership;

(x) determining distributions of Partnership cash and other property as provided in Section 5.02; and

(xi) appointing and electing Persons to act as agents of the Partnership to perform such duties and in such capacities and having such titles as determined by the Managing General Partner (it being agreed that any Person representing the Partnership with a given title shall have such duties and authority as contemplated by the description of such title contained in the Managing General Partner’s Bylaws as of the date of this Agreement).

(b) Unless appointed by the Managing General Partner as contemplated by Section 6.01(a)(xi) above, no Partner (other than the Managing General Partner) has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership, or to incur any expenditures on behalf of the Partnership.

(c) Any Person dealing with the Partnership, other than a Partner, may rely on the authority of the Managing General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

6.02 Compensation. The Managing General Partner is not entitled to compensation for its services as Managing Partner, but it is entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of its service in that capacity in accordance with this Agreement, including for the portion of its overhead reasonably allocable to Partnership activities.

6.03 Standards and Conflicts. (a) Except as provided otherwise in the Agreement, the Managing General Partner shall conduct the affairs of the Partnership in good faith toward the best interests of the Partnership. The Managing General Partner is liable for errors or omissions in performing its duties with respect to the Partnership only in the case of willful misconduct, but not otherwise. The Managing General Partner shall devote such time and effort to the Partnership business and operations as is necessary to promote fully the interests of the Partnership; however, neither the Managing General Partner nor any other General Partner must devote full time to Partnership business.

(b) Subject to the other provisions of this Agreement, the Managing General Partner and each other Partner at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate therein.

(c) The Partnership may transact business with any Partner or Affiliate of a Partner on terms determined necessary or desirable by the Managing General Partner.

6.04 Indemnification. To the fullest extent permitted by law, on request by the Person indemnified, the Partnership shall indemnify each General Partner, its Affiliates, and their respective officers, directors, partners, employees, and agents and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) any of them may incur as a General Partner in the Partnership or in performing the obligations of that General Partner with respect to the Partnership, and on request by the Person indemnified the Partnership shall advance expenses associated with defense of any related action; provided, however, that this indemnity does not apply to actions constituting bad faith, gross negligence, or breach of the provisions of this Agreement.

6.05 Power of Attorney. Each Partner hereby appoints the Managing General Partner (and any liquidator pursuant to Section 8.02) as that Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the Managing General Partner (or the liquidator) in furtherance of the business of the Partnership or complying with applicable law, including, without limitation, filings of the type described in Section 2.06. This power of attorney is irrevocable and is coupled with an interest. On request by the Managing General Partner (or the liquidator), a Partner shall confirm its grant of this power of attorney or any use of it by the Managing General Partner (or the liquidator) and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

ARTICLE VII

TAXES

7.01 Tax Returns. The Managing General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 7.02. Each Partner shall furnish to the Managing General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.

7.02 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns.:

(a) to adopt the calendar year as the Partnership’s fiscal year;

(b) to adopt the accrual method of accounting:

(c) if a distribution of Partnership property as described in section 734 of the Code occurs or if a transfer of a Partnership Interest as described in section 743 of the Code occurs, on request by notice from any Partner, to elect, pursuant to section 754 of the Code, to adjust the basis of Partnership properties;

(d) to elect to amortize the organization expenses of the Partnership ratably over a period of 60 months as permitted by section 709(b) of the Code; and

(e) any other election the Managing General Partner may deem appropriate and in the best interests of the Partners.

7.03 Tax Matters Partner. The Managing General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The Managing General Partner shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of section 6223 of the Code. The Managing General Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. The preceding provisions are not intended to authorize the Managing General Partner to take any action left to the determination of an individual Partner under sections 6222 through 6232 of the Code.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

8.01 Dissolution. The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the written consent of all of the Partners;

(b) the sale of all or substantially all of the Partnership’s property;

(c) the bankruptcy, dissolution, liquidation or withdrawal of any Partner;

(d) the happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

(e) Any event which causes there to be no General Partner.

8.02 Liquidation and Termination. On dissolution of the Partnership, the Managing General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership dissolves on account of an event of the type described in section 17-402(a)(4)-(10) of the Act with respect to the Managing General Partner, the liquidator shall be one or more Persons selected in writing by other Partners. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the Managing General Partner. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and gain after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Partnership shall be distributed to the Partners as follows:

(i) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;

(ii) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in that property (that has not been reflected in the capital accounts previously) would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of its distribution; and

(iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 8.02. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 8.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of section 17-502(b) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

8.03 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and the General Partners (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any other filings made as provided in Section 2.06 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE IX

GENERAL PROVISIONS

9.01 Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

9.02 Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be give either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Exhibit A or such other address as that Partner may specify by notice to the other Partners. Any notice, request, or consent to the Partnership must be given to the Managing General Partner.

9.03 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Partners and their Affiliates relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.

9.04 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Partners.

9.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives, successors, and assigns.

9.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the greatest extent permitted by law.

9.08 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

9.09 Waiver of Certain Rights. Each Partner irrevocable waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

9.10 Indemnification. To the fullest extent permitted by law, each Partner shall indemnify the Partnership and each other Partner and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that Partner of this Agreement.

9.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

IN WITNESS WHEREOF, this Agreement of Limited Partnership is executed as of the date first above written.

GENERAL PARTNER:

METRO NETWORKS COMMUNICATIONS, INC.

By:	/s/ Illegible
Its:	President

LIMITED PARTNER:

METRO NETWORKS SERVICES, INC.

By:	/s/ Illegible
Its:	President

Exhibit A

Partner Name and Address	Sharing Ratio	Initial Contribution
Metro Networks Communications, Inc. 2800 Post Oak Blvd Suite 4000 Houston, Texas 77056	1%	$10
Metro Networks Services, Inc. 681 5th Avenue, 10th Floor New York, New York 10022	99%	$990